Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

THIS FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this “Amendment”) is executed as of this 29th day of March, 2005, by and between HEWITT PROPERTIES I LLC, an Illinois limited liability company (“HP I”), HEWITT PROPERTIES II LLC. an Illinois limited liability company (“HP II”), HEWITT PROPERTIES III LLC, an Illinois limited liability company (“HP III”), HEWITT PROPERTIES IV, LLC, an Illinois limited liability company (“HP IV”; HP I, HP II, HP III and HP IV are hereinafter referred to collectively as “Seller”), and WARMACK JDG INVESTMENT II, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, as of January 28, 2005, Seller and Buyer entered into that certain Agreement of Sale and Purchase (the “Agreement”), relating to the purchase and sale of certain property commonly known as (i) 4 Overlook Point, Lincolnshire, Illinois, (ii) 90, 98 and 100 Half Day Road, Lincolnshire, Illinois, (iii) 2300 Discovery Drive, Orlando, Florida, and (iv) 2601 Research Forest Drive, The Woodlands, Texas, all as more particularly described in the Agreement (collectively, the “Property”); and

WHEREAS, Seller and Buyer desire to amend certain terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2. Due Diligence Period. Notwithstanding anything to the contrary contained in the Agreement, including, without limitation, Section 3.1 thereof, the Due Diligence Period is hereby extended until 5:00 p.m., Eastern Time on April 22, 2005. Any references to the Due Diligence Period in the Agreement will refer to the Due Diligence Period as extended by this Amendment.

3. Title and Survey.

A. Notwithstanding anything to the contrary set forth in the Agreement, including, without limitation, Section 4.1 thereof, Buyer acknowledges that Seller has made the Surveys and Title Commitments available to Buyer other than the following: (i) the Survey with respect to the Half Day Property which Seller shall make available to Buyer on or before April 1 1, 2005; and (ii) the Survey with respect to Phase II of the Orlando Property which Seller shall make available to Buyer on or before April 5, 2005.

B. Section 4.2 of the Agreement is amended in the following respects:

(i) The first sentence of Section 4.2 is stricken and the following sentence inserted in lieu thereof: “Buyer shall have the right to object in writing to any title matters which are disclosed in the Title Commitment or Surveys (herein collectively called “Liens”) within ten (10) days prior to the expiration of the Due Diligence Period.”

(ii) The fifth sentence of Section 4.2 is stricken and the following inserted in lieu thereof: “Seller shall notify Buyer in writing within five (5) days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same (“Seller’s Title Objection Response”).

(iii) In the sixth sentence of Section 4.2, the phrase “the later of (i) three (3) business days after receipt of Seller’s Title Objections Response, or (ii)” is stricken.

4. Representations and Warranties. The last sentence of Section 6. l(k) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except as set forth in the Leases, there are no options to expand, rights of first refusal, options to terminate or renew, or options to purchase any portion of the Property other than the Woodlands ROFO’s and the Orlando ROFR. As used herein, “Orlando ROFR” means that certain right of first refusal to purchase the Orlando Real Property in favor of the Orange County Research and Development Authority pursuant to that certain Declaration of Covenants, Conditions, Restrictions, Reservations and Easements dated January 29, 1985, and recorded in Official Records Book 3602, Page 2270, of the Public Records of Orange County, Florida, as the same has been restated and amended.”

5. Closing Date. The first sentence of Section 9.1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The closing hereunder (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office on the date that is thirty (30) days after (i) the last day of the Due Diligence Period, or (ii) such earlier date as Buyer may have waived its right to terminate pursuant to Sections 3.6 and 4.2 (if such day is a business day, or if not a business day, on the first day following such 30th day which is a business day), or such other date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”).”

6. Buyer’s Conditions to Closing. Section 9.2.1 of the Agreement is hereby amended as follows:

a. Section 9.2. l(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“There shall be no Material Adverse Change (as hereinafter defined) in the financial condition of the Tenant, and the Leases shall be in full force and effect without material default thereunder by any party thereto. As used herein, a “Material Adverse Change” in the financial condition of the Tenant shall mean any reduction in the net worth of the Tenant by more than 10% from that which is reflected in the certified financial statements of Tenant for the period ending September 30, 2004. To the extent that the Tenant has distributed cash to Hewitt Associates, Inc. for purposes of a tender offer during such period, the amount of cash distributed for that purpose shall be added back in to equity for the purpose of making the foregoing calculation. Not less than five (5) days prior to the Closing Date (but in no event earlier than May 5, 2005), Seller shall cause Tenant to provide Buyer with unaudited financial statements of Tenant for the period ending March 31, 2005. Further, Seller shall cause Tenant to provide Buyer, promptly following the public issuance thereof, with copies of all unaudited and audited quarterly financial statements for Seller (which are prepared on a consolidated basis and includes Tenant’s financial information) covering periods from and after September 30, 2004 through the Closing Date, whether or not such financial statements are issued before or after Closing.”

b. Section 9.2.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g) Seller shall have delivered to Buyer a waiver of the Woodlands ROFO’s and the Orlando ROFR from each of the parties entitled to exercise the same.”

7. Seller’s Conditions to Closing. Section 9.2.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Seller shall have obtained, no later than April 1, 2005, a waiver of the Woodlands ROFO’s and the Orlando ROFR from each of the parties entitled to exercise the same; provided, however, that Seller agrees to waive the foregoing condition so long as Buyer agrees to waive the condition set forth in Section 9.2.1(g) above.”

8. Seller’s Closing Documents and Other Items. Section 9.3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) A certificate from Tenant certifying that no Material Adverse Change has occurred in Tenant’s financial condition since September 30, 2004.”

9. Exhibits. Exhibit A-3 to the Agreement (Description of Orlando Land) is hereby deleted in its entirety and replaced with Exhibit A-3 attached to this Amendment.

10. Effect. Except as specifically set forth above, all terms and conditions of the Agreement shall remain in full force and effect.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment to Agreement of Purchase and Sale to be executed as of the date first written above.

SELLER:	HEWITT PROPERTIES I LLC, an Illinois limited liability company

	By:	/s/ David L. Hunt
	Name:	DAVID L. HUNT
	Title:	Chairman

HEWITT PROPERTIES II LLC, an Illinois limited liability company

	By:	/s/ David L. Hunt
	Name:	DAVID L. HUNT
	Title:	Chairman

HEWITT PROPERTIES III LLC, an Illinois limited liability company

	By:	/s/ David L. Hunt
	Name:	DAVID L. HUNT
	Title:	Chairman

HEWITT PROPERTIES IV LLC, an Illinois limited liability company

	By:	/s/ David L. Hunt
	Name:	DAVID L. HUNT
	Title:	Chairman

BUYER:	WARMACK JDG INVESTMENT II, LLC, a Delaware limited liability company

	By:	/s/ James T. Warmack
	Name:	JAMES T. WARMACK
	Title:	Manager

EXHIBIT A-3

Description of Orlando Land

Lot 4, Block 21, Central Florida Research Park Section III as recorded in Plat Book 19, Pages 24 through 28 of the Public Records of Orange County, Florida, and Lot 1, Block 31, Central Florida Research Park Section IV, as recorded in Plat Book 28, Pages 65 through 72 of the Public Records of Orange County, Florida, being more particularly described as follows:

Beginning at the Northeast corner of said Lot 4, Block 21 ran South 00°12'10" East along the East line of said Lot 4, said line also being the West line of Palm Lake Estates, Fifth Addition as recorded in Plat Book “U”, Page 85 of the Public Records of Orange County, Florida, a distance of 551.19 feet to the Southeast corner of said Lot 4, Block 21, said point also being the Northeast corner of said Lot 1, Block 31, Central Florida Research Park Section IV; thence continue South 00°12'10" East along the East line of said Lot 1, said line also being the West line of Palm Lake Estates Fifth Addition as recorded in Plat Book “U”, Page 85 of the Public Records of Orange County, Florida, a distance of 2361.19 feet to the Southeast corner of said Lot 1; thence North 88° 13'34" West along the South line of said Lot 1 a distance of 1362.64 feet to the Southwest corner of said Lot 1; thence North 17°10'35" West along the Westerly line of said Lot 1, a distance of 2174.27 feet to the Northwesterly corner of said Lot 1, said corner also being a point on a curve, concave Northwesterly, having a radius of 1296.47 feet; thence from a chord bearing of North 75°13'34" East, run Easterly along the arc of said curve and the Northerly line of said Lot 1 through a central angle of 09°12'49" a distance of 208.48 feet to the Point of Tangency; thence continuing along the Northerly line of said Lot 1, North 70°37'09" East, a distance of 564.24 feet to the point of curvature of a curve, concave Southwesterly and having a radius of 46.00 feet; thence Southeasterly along the arc of said curve and the perimeter of said Lot 1, through a central angle of 90°00'0", a distance of 72.26 feet to the Point of Tangency; thence South 19°22'51" East, along the perimeter of said Lot 1, a distance of 60.00 feet to the point of curvature of a curve concave Northeasterly and having a radius of 750.00 feet; thence Southeasterly along the arc of said curve and the perimeter of said Lot 1, through a central angle of 17°06'12", a distance of 223.88 feet; thence departing said curve, North 75°17'11" East, a distance of 86.98 feet to the Southwest corner of said Lot 4, Block 21, said corner also being a point on a curve, concave Northeasterly and having a radius of 670.00 feet; thence Northwesterly along the arc of said curve and the Westerly line of said Lot 4, through a central angle of 19°51'48", a distance of 232.27 feet to the Point of Tangency, thence North 19°22'51" West, along the Westerly line of said Lot 4, a distance of 160.00 feet to the Northwest corner of said Lot 4; thence North 68°21'20" East, along the North line of said Lot 4, a distance of 1247.06 feet to the POINT OF BEGINNING.